Exhibit 10.42

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (this “Agreement”) is made and entered into as of May 23, 2013 (the “Effective Date”) by and between COMBIMATRIX DIAGNOSTICS, INC., a Delaware corporation, with its principal place of business at 300 Goddard, Suite 100, Irvine, California 92618 (“CombiMatrix”) and SEQUENOM CENTER FOR MOLECULAR MEDICINE, LLC, a Michigan limited liability company, with a place of business at 3595 John Hopkins Court, San Diego, California 92121 (“SCMM”).

RECITALS

WHEREAS, CombiMatrix is a company engaged in chromosomal micro-array testing in the pre-natal field in its CLIA-certified & CAP-accredited commercial clinical laboratory located in Irvine, California;

WHEREAS, SCMM is a life sciences company engaged in the research, development and commercialization of testing services related to diagnostic testing and genetic analysis in diagnosis in its CLIA-certified & CAP-accredited commercial clinical laboratories located in San Diego, California, and Grand Rapids, Michigan;

WHEREAS, SCMM has marketing, customer service and result reporting capabilities with respect to diagnostic testing services and genetic analysis; and

WHEREAS, the parties desire to enter into a collaboration pursuant to which (a) SCMM will perform certain marketing activities with respect to CombiMatrix Testing Services, and perform order coordination, customer service and result reporting activities with respect to CombiMatrix Testing Services ordered through SCMM; and (b) CombiMatrix will compensate SCMM for such activities, perform such CombiMatrix Testing Services, and coordinate with SCMM with respect to reporting results of such CombiMatrix Testing Services and related matters, each on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, SCMM and CombiMatrix agree as follows:

1.                                      DEFINITIONS

1.1                               “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto, for as long as such control exists. As used in this Section 1.1, “control” shall mean: (a) possession, directly or indirectly, of the power to direct the management and policies of such company or entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than 50% (or such lesser percentage that is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital in such company or entity.

1.2                               “CombiMatrix Testing Services” means testing services utilizing the laboratory developed tests known as the CombiSNP™ Array Pre-natal and the CombiSNP ™ Array for POC.

1.3                               “Confidential Information” means all information which is generated by or on behalf of a party or its Affiliates in the course of activities contemplated by this Agreement or which one party or any of its Affiliates has furnished or otherwise made available to the other party or its Affiliates.

1.4                               “DHHS” means the United States Department of Health and Human Services, and any successor thereto.

1.5                               “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Public Law 104-191, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and all of their respective implementing regulations, including without limitation the regulations promulgated at 45 C.F.R. parts 160 through 164.

1.6                               “SCMM Testing Service” means SCMM’s non-invasive prenatal aneuploidy testing services utilizing the laboratory developed test known as the MaterniT21™ PLUS test.

1.7                               “Third Party” means any person or entity other than SCMM and its Affiliates or CombiMatrix and its Affiliates.

2.                                      COLLABORATION PROGRAM

2.1                               Marketing of CombiMatrix Testing Services. In accordance with the terms set forth in this Article 2, SCMM shall use commercially reasonable efforts to promote and market the CombiMatrix Testing Services in the same channels in which SCMM markets the SCMM Testing Services. Without limiting the foregoing, SCMM shall, at its expense and in accordance with the terms set forth in this Article 2, use commercially reasonable efforts to: (a) promote the sale of the CombiMatrix Testing Services among its sales force and physicians in the same channels in which SCMM markets the SCMM Testing Services including, without limitation, by adding to its test requisition form for the SCMM Testing Services an option for physicians to order the CombiMatrix Testing Services, as more fully described in Section 2.2; (b) coordinate logistics associated with marketing the CombiMatrix Testing Services, including collection and shipping of specimens and reporting of results, as more fully described in Sections 2.3 and 2.5; and (c) coordinate customer service and support for the CombiMatrix Testing Services. CombiMatrix shall, at its expense, assist SCMM in promoting and marketing the CombiMatrix Testing Services including, without limitation, by (i) providing marketing, sales and technical training and support as requested by SCMM in connection with the launch and promotion of the CombiMatrix Testing Services through SCMM, with the frequency and content of the training and support to be determined by agreement between CombiMatrix and SCMM; and (ii) sharing its product and service educational materials and scientific publications to utilize in patient education through SCMM, as to which CombiMatrix hereby grants SCMM the right to use such materials and publications as reasonably necessary for SCMM to carry out its obligations under this Agreement.

2.2                               Test Requisition Form for CombiMatrix Testing Services. SCMM shall add to its test requisition form for the SCMM Testing Services (“TRF”) an option for physicians to order the CombiMatrix Testing Services for patients through SCMM. The TRF shall be watermarked, branded with SCMM’s name and trademark, and shall include CombiMatrix’s name and trademark at the bottom of the form, together with express identification of CombiMatrix as the laboratory performing the CombiMatrix Testing Services. Except as expressly set forth in the preceding sentence, the parties acknowledge that SCMM shall have sole discretion with respect to the form and content of the TRF. The parties acknowledge that the CombiMatrix Testing Services may be ordered together with the SCMM Testing Services, as a reflex, confirmatory test following results of the SCMM Testing Services, or separately from the SCMM Testing Services. The parties also acknowledge that, if a physician orders a SCMM Testing Services but does not order a CombiMatrix Testing Services, SCMM may (but shall not be obligated to) at the time it reports to the physician the results of the SCMM Testing Services, advise the physician of the availability of the CombiMatrix Testing Services.

2.3                               Collection and Shipment of Specimens. SCMM and CombiMatrix will collaborate to produce co-marketed kits for specimen transport. CombiMatrix shall deliver to SCMM all necessary supplies as needed, as well as deliver all other materials necessary for collection of the sample from the patient for performance of the CombiMatrix Testing Services (the “Test Supplies”) which Test Supplies shall, if desired by both parties, be co-branded with each party’s applicable names and trademarks. Following receipt of the Test Supplies from CombiMatrix, SCMM shall forward the Test Supplies, together with the TRF, to the physician requesting the CombiMatrix Testing Services for use in collecting the specimens from the patient. SCMM shall receive specimens following collection by the physician and shall transport all specimens for use in the CombiMatrix Testing Services to CombiMatrix via a courier designated by CombiMatrix. SCMM shall include with each specimen a completed TRF. All expenses for shipping of Test Supplies and specimens to and from SCMM shall be paid by CombiMatrix. Following execution of this Agreement, the parties will jointly determine the optimal method for supplying the Test Supplies to physicians.

2.4                               Performance of CombiMatrix Testing Services; Billing. CombiMatrix shall be responsible for performance of the CombiMatrix Testing Services on the specimens shipped to it by SCMM, including testing process, testing quality control, laboratory regulatory compliance and legal compliance. CombiMatrix shall perform all CombiMatrix Testing Services in accordance with all applicable laws, rules and regulations. Upon receipt of specimens from SCMM, CombiMatrix shall perform the CombiMatrix Testing Services in accordance with its standard operating procedures at its laboratory located at 310 Goddard, Suite 150, Irvine, California 92618. In no event shall CombiMatrix subcontract or otherwise delegate performance of any part of the CombiMatrix Testing Services, nor perform any part of the CombiMatrix Testing Services at any location other than the laboratory noted in the immediately preceding sentence, unless otherwise agreed in writing by SCMM, which shall not be unreasonably withheld, conditioned or delayed. CombiMatrix shall not change the CombiMatrix Testing Services, or any method of performing such test, without 60 days’ prior written notification to SCMM. CombiMatrix shall use commercially reasonable efforts to perform the CombiMatrix Testing Services ordered through SCMM as soon as possible following receipt of the specimens. Without limiting the foregoing, the parties shall agree from time to time on the required turnaround time for CombiMatrix’s performance of the CombiMatrix Testing Services and delivery of results to SCMM, which shall be longer than fifteen (15) days from receipt by CombiMatrix of the specimens unless an inadequate amount of sample is initially received from SCMM and CombiMatrix reports that the sample is disqualified for testing. Upon completion of the CombiMatrix Testing Services, all specimens not otherwise consumed through the analysis may be destroyed or retained by CombiMatrix solely for quality control or testing purposes, provided that CombiMatrix shall always comply with all applicable laws. CombiMatrix shall be solely responsible for all billing for CombiMatrix Testing Services ordered through SCMM and performed by CombiMatrix, including collecting and obtaining reimbursement from Third Party payors or the patient directly. SCMM shall use commercially reasonable efforts to provide to CombiMatrix, together with delivery of the specimens as described in Section 2.3, any relevant billing information delivered to SCMM together with the specimens.

2.5                               Test Results and Reporting. CombiMatrix shall report to SCMM all results of CombiMatrix Testing Services performed on specimens provided by SCMM in the manner specified in the TRF on a written report that identifies CombiMatrix as the laboratory that performed the CombiMatrix Testing Services. All results shall be delivered to SCMM by fax or electronically through CombiMatrix’s Web Portal, and CombiMatrix shall train those employees of SCMM that have been identified by SCMM as appropriate and HIPAA-compliant regarding how to access reports through CombiMatrix’s Web Portal. SCMM shall forward CombiMatrix Testing Services results, as reported by CombiMatrix, to the physician who ordered such CombiMatrix Testing Services; provided that, in the case of abnormal (i.e., positive results for fetal aneuploidy), (SCMM shall have the right, in its discretion, to incorporate the reports provided by CombiMatrix into SCMM’s systems to generate a final, comprehensive report.) CombiMatrix’s Chief Medical Officer (“CMO”), Laboratory Director or one of its Genetic Counselors (“GC”) shall also report such results directly by attempting to connect with the ordering physician by phone. The parties agree that a definition of an “attempt to connect by phone” is three phone calls to the ordering physician from one of the aforementioned CombiMatrix staff members. Additionally, CombiMatrix shall provide customer service and support for the CombiMatrix Testing Services ordered through SCMM using the same methods and adhering to the same standards that it employs with respect to other products and services sold by CombiMatrix, recognizing that it is the parties’ general intent that SCMM shall be the customer facing party, such that CombiMatrix shall provide such customer service and support through SCMM if and to the extent requested by SCMM. CombiMatrix shall also provide national genetic counseling (GC) support to physicians with access to CombiMatrix’s CMO and GCs in all states where CombiMatrix is then currently licensed.

2.6                               Core Teams. Promptly after the Effective Date, each party shall appoint a core team of key personnel from such party (the “Core Teams”) to ensure the collaboration runs as smoothly and efficiently as possible. The Core Teams shall be the primary contacts for the parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder. Each party may replace members of its Core Team with alternative representatives at any time with prior written notice to the other party. Any member of a Core Team may designate a substitute to temporarily perform the functions of that Core Team member. Each Core Team shall be charged with creating and maintaining a collaborative work environment between the parties with respect to the activities under this Agreement.

2.7                               Records. Each party shall maintain records of performance of its activities under this Agreement, including records of all patient specimens received by each party for the CombiMatrix Testing Services ordered through SCMM, and, in the case of CombiMatrix, all CombiMatrix Testing Services performed and results generated and reported for such CombiMatrix Testing Services. The parties shall jointly review and reconcile their records relating to specimens received for CombiMatrix Testing Services and the CombiMatrix Testing Services performed on a monthly basis. During the Term and for three years thereafter, SCMM shall have the right, exercisable on reasonable prior written notice to CombiMatrix, to audit CombiMatrix’s records relating to specimens received and performance of CombiMatrix Testing Services under this Agreement, including the results thereof.

3.                                      COMPENSATION

3.1                               Compensation to SCMM. As compensation for performance of SCMM’s obligations under this Agreement, CombiMatrix shall pay to SCMM a fee of two hundred dollars (US$200) for each billable specimen received by SCMM for use in performance of a CombiMatrix Testing Services.

3.2                               Invoices; Method of Payment. SCMM shall invoice CombiMatrix on a monthly basis for specimens received by SCMM during such month for use in performance of a CombiMatrix Testing Services. All payments due hereunder to SCMM shall be paid to SCMM in U.S. Dollars not later than 30 days following the date of the applicable invoice. All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by SCMM, unless otherwise specified in writing by SCMM. In the event that any payment due under this Agreement is not made when due, the payment shall accrue interest from the date due at the rate of 1% above the U.S. Prime Rate (as set forth in the Wall Street Journal, Eastern U.S. Edition); provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit SCMM from exercising any other rights it may have as a consequence of the lateness of any payment.

3.3                               Arm’s-Length Compensation. The parties hereto agree that the compensation provided herein has been determined in arm’s-length bargaining and is consistent with fair market value in arm’s-length transactions. Furthermore, the compensation is not and has not been determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the parties for which payment may be made in whole or in part under Medicare or any federal or state health care program or under any other Third Party payor program.

3.4                               Costs and Expenses; Taxes. Except as may be set forth in this Agreement, each party shall be solely responsible for its own costs and expenses incurred in connection with the performance of its activities pursuant to this Agreement. Each party shall also bear and be responsible for paying any sales, use, property, or other federal, state or local taxes it incurs as a direct or indirect result of entering into this Agreement.

4.                                      EXCLUSIVITY AND NON-SOLICITATION

4.1                               Exclusivity. During the Term, neither CombiMatrix nor any Affiliate of CombiMatrix shall (a) enter into any collaboration similar to the collaboration described in this Agreement with any provider of non-invasive prenatal tests (“NIPT Provider”) other than SCMM or an Affiliate of SCMM; or (b) grant to any NIPT Provider the right to market or promote, or otherwise collaborate with any NIPT Provider with respect to, the CombiMatrix Testing Services or any other prenatal test performed or marketed by CombiMatrix.

4.2                               Non-Solicitation. During the Term, neither party shall hire, employ, retain or solicit for employment, directly or indirectly, an employee of the other party, without the prior written consent of the other party. Notwithstanding the foregoing, each party may engage in solicitation of employees through generally available advertisements.

5.                                      COMPLIANCE WITH LAW AND REGULATIONS

5.1                               Compliance with Laws. CombiMatrix and SCMM and their respective Affiliates each agree to perform their respective obligations under this Agreement in compliance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, statutes and regulatory guidelines of the DHHS and Centers for Medicare & Medicaid Services related to federal healthcare programs, and all applicable regulations, rules, and policies of Third Party payors that pay for the CombiMatrix Testing Services. Without limiting the foregoing, each party shall be solely responsible for obtaining and maintaining, throughout the Term, all licenses, permits, registrations and other authorizations necessary to perform its obligations under this Agreement including, in the case of CombiMatrix, all licenses, permits, registrations and other authorizations necessary to perform CombiMatrix Testing Services.

5.2                               Privacy. CombiMatrix and SCMM and their respective Affiliates agree to protect the privacy and provide for the security of any information that relates to a patient’s individually identifiable health information, including, without limitation, past, present, or future physical or mental health or condition, in accordance with HIPAA and any other applicable federal and state laws and regulations in the U.S. and countries and territories outside the U.S. Without limiting the foregoing, the parties understand and agree that they are “covered entities” and do not have to execute a Business Associate Agreement (“BAA”) and other required HIPAA-compliance documentation; provided, however, in the event the relationship of the parties changes so that one party becomes a Business Associate of the other party, the parties shall enter into a BAA. For clarity, such BAA shall include obligations of confidentiality with respect to Protected Health Information, as defined by HIPAA, and, to the extent such obligations of confidentiality are more stringent than those set forth in Article 6 hereof, the obligations of confidentiality set forth in the BAA shall govern with respect to all Protected Health Information disclosed hereunder.

5.3                               Participation in Federal Healthcare Programs. Each of CombiMatrix and SCMM, and each of their respective employees who will perform any activities pursuant to this Agreement is, and during the Term will be, eligible to participate in federal healthcare programs, and neither CombiMatrix nor SCMM, nor any of their respective employees who will perform any activities pursuant to this Agreement has been, nor during the Term will be, sanctioned by the DHHS Office of the Inspector General as set forth on the Cumulative Sanctions Report or excluded by the General Services Administration as set forth on the List of Excluded Providers.

5.4                               Federal Reporting. If applicable to the parties under this Agreement, upon written request, the parties shall make available, for a period of four (4) years after the furnishing of services under this Agreement or such longer period required by applicable laws, rules or regulations, to the Secretary of DHHS, or any of its duly authorized representatives, this Agreement and any of the parties’ books, documents and records that are necessary to certify the nature and extent of costs incurred pursuant to this Agreement and which are required to be made available under the Omnibus Reconciliation Act of 1980, Public Law 96-499, Section 952, or any regulation promulgated thereunder.

5.5                               Changes in Law or Regulation. In the event of any material change in laws, rules and/or regulations applicable to the parties’ activities under this Agreement, the parties agree to promptly discuss and, if necessary, negotiate in good faith any amendments to this Agreement that are necessary in order to comply with such change in laws, rules or regulations applicable to such activities.

6.                                      CONFIDENTIALITY; INTELLECTUAL PROPERTY

6.1                               Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, the parties agree that, during the Term and continuing for 10 years thereafter, each party (in such capacity, the “receiving party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other party (in such capacity, the “disclosing party”). The receiving party may use Confidential Information of the disclosing party only to the extent required to accomplish the purposes of this Agreement. The receiving party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but not less than reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information of the disclosing party. The receiving party will promptly notify the disclosing party upon discovery of any unauthorized use or disclosure of the Confidential Information of the disclosing party.

6.2                               Exceptions. Confidential Information shall not include any information which the receiving party can demonstrate by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the receiving party, generally known or available; (b) is known by the receiving party at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the receiving party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the receiving party without the use of Confidential Information of the disclosing party.

6.3                               Authorized Disclosure. The receiving party may disclose Confidential Information of the disclosing party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)                                 complying with applicable court orders or governmental regulations; and

(b)                                 disclosure to Affiliates, subcontractors, employees, consultants, agents or other Third Parties who need to know such information in connection with performance of such party’s obligations under this Agreement, and disclosure to potential Third Party investors or acquirers in connection with due diligence or similar investigations by such Third Parties or in confidential financing documents with such Third Parties, provided, in each case, that any such Affiliate, subcontractor, employee, consultant, agent or Third Party agrees to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 6.

Notwithstanding the foregoing, in the event the receiving party is required to make a disclosure of the disclosing party’s Confidential Information pursuant to Section 6.3(a), it will, except where impracticable, give reasonable advance notice to the disclosing party of such disclosure and use reasonable efforts to assist the disclosing party to secure confidential treatment of such information. In any event, if, in the event the disclosing party is unable to secure confidential treatment of such information and the receiving party is required to disclose such information, the receiving party shall disclose only the information it is required to disclose and such disclosure shall not be deemed a breach of this Agreement.

6.4                               Confidentiality of this Agreement and its Terms. Except as otherwise provided in this Article 6, each party agrees not to disclose to any Third Party the existence of this Agreement or the terms of this Agreement without the prior written consent of the other party hereto, except that each party may disclose the terms of this Agreement that are not otherwise made public as contemplated by Section 6.5 as permitted under Section 6.3.

6.5                               Public Announcements. As soon as practicable following the date hereof, the parties shall issue a mutually agreed press release, which may be joint or individual, announcing the existence of this Agreement. Except as required by applicable laws and regulations (including disclosure requirements of the U.S. Securities and Exchange Commission or any stock exchange on which securities issued by a party or its Affiliates are traded), neither party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld, conditioned or delayed; provided that each party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other party pursuant to this Section 6.5 and which do not reveal Confidential Information about the other party. In the event of a required public announcement, to the extent practicable under the circumstances, the party making such announcement shall provide the other party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other party a reasonable opportunity to review and comment upon the proposed text.

6.6                               Equitable Relief. Given the nature of the Confidential Information and the competitive damage that would result to the disclosing party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 6. In addition to all other remedies, the disclosing party shall be entitled to seek specific performance and injunctive and other equitable relief without having to post bond or other security as a remedy for any breach or threatened breach of this Article 6.

6.7                       Intellectual Property.

(a)                                 Ownership. Each party shall own and retain all rights in any patents, patent applications, inventions, copyrights, trademarks, know-how, marketing materials and other information, trade secrets or other proprietary or intellectual property owned or licensed by such party (collectively, such party’s “Intellectual Property”). Without limiting the foregoing, (a) CombiMatrix owns, and SCMM acknowledges CombiMatrix’s ownership of, the CombiMatrix Testing Services, including all Intellectual Property therein, and (b) SCMM owns, and CombiMatrix acknowledges SCMM’s ownership of, the SCMM Testing Services. All data and results from performance of the CombiMatrix Testing Services on specimens provided by SCMM shall be jointly owned by CombiMatrix and SCMM, and each party shall be entitled to use such data and results for any purpose without the consent of, or any payment or duty of accounting to, the other party. Each party shall comply with all applicable laws, rules and regulations in its use of such data and results.

(b)                                 Claims relating to CombiMatrix Testing Services. If any Third Party claims or brings an action alleging that any activities of CombiMatrix or SCMM or their Affiliates with respect to the marketing, use or performance of CombiMatrix Testing Services under this Agreement infringe any of such Third Party’s intellectual property rights, CombiMatrix shall use commercially reasonable efforts to address such claims. If CombiMatrix determines to seek a license or otherwise obtain the right to use such Third Party intellectual property rights on behalf of CombiMatrix and SCMM, then CombiMatrix shall be solely responsible for the payment of any reasonable royalties or other payments that may be due to such Third Party. CombiMatrix shall immediately inform SCMM of any such claim by a Third Party, and SCMM shall have the right to cease performance of activities pursuant to Article 2 pending satisfactory resolution of such claim. CombiMatrix shall be solely responsible for any and all damages, liabilities, expenses and/or losses incurred by SCMM or its Affiliates as a result of such claims.

(c)                                  Grant of Rights to SCMM. CombiMatrix hereby grants SCMM a non-exclusive, royalty-free license under all trademarks, trade names, brands and logos of CombiMatrix and/or the CombiMatrix Testing Services (the “CombiMatrix Trademarks”) to perform all activities and obligations of SCMM under this Agreement including, without limitation, to market, offer for sale and sell CombiMatrix Testing Services. All use of CombiMatrix Trademarks by SCMM hereunder shall inure to the benefit of CombiMatrix, and these rights, whether registered or not registered, at all times shall remain the sole property of CombiMatrix. CombiMatrix shall provide SCMM with copies of all CombiMatrix Trademarks in an appropriate form for the uses contemplated herein. CombiMatrix shall be responsible and bear the expense of any filing, prosecution, maintenance and enforcement of the CombiMatrix Trademarks. In addition, during the Term, CombiMatrix hereby grants to SCMM a non-exclusive, royalty-free license under Intellectual Property of CombiMatrix relating to the CombiMatrix Testing Services (other than the CombiMatrix Trademarks as provided above) to perform all activities and obligations of SCMM under this Agreement including, without limitation, to market, offer for sale and sell CombiMatrix Testing Services.

7.                                      TERM AND TERMINATION

7.1                               Term. The term of this Agreement shall commence on the Effective Date and, unless terminated earlier pursuant to the terms hereof, shall continue until the second anniversary of the Effective Date (the “Initial Term”). This Agreement shall automatically renew for successive twelve (12)-month periods, unless terminated earlier pursuant to the terms hereof (each, a “Renewal Term”) at the end of the Initial Term and each Renewal Term thereafter, unless either party provides written notice of termination to the other party at least 60 days before the end of the Initial Term or then-current Renewal Term, as applicable (the Initial Term, together with any Renewal Term(s), the “Term”).

7.2                               Termination.

(a)                                 Material Breach. Each party shall have the right to terminate this Agreement upon written notice to the other party if such other party is in material breach of this Agreement and has not cured such breach within 60 days (or 10 days with respect to any payment breach) after receipt of written notice from the terminating party requesting cure of the breach. Any such termination shall become effective at the end of such 60-day (or 10-day with respect to any payment breach) period unless the breaching party has cured such breach prior to the end of such period.

(b)                                 Bankruptcy. Each party shall have the right to terminate this Agreement upon 60 days’ prior written notice to the other party upon or after the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against the other party, or upon an assignment of a substantial portion of the other party’s assets for the benefit of creditors; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the other party consents to the involuntary bankruptcy or such proceeding is not dismissed within 90 days after the filing thereof.

(c)                                  SCMM Entry Into Similar Collaboration. CombiMatrix shall have the right to terminate this Agreement upon 60 days’ prior written notice to SCMM if, during the Term, SCMM enters into a collaboration with any Third Party provider of invasive prenatal diagnostic tests (other than CombiMatrix or an Affiliate of CombiMatrix) pursuant to which SCMM markets or promotes, together with the SCMM Testing Services, the invasive prenatal diagnostic test owned by such Third Party provider.

7.3                               Effect of Termination.

(a)                                 Generally. Upon any expiration or termination of this Agreement, all rights and obligations under this Agreement shall automatically terminate, except as provided in this Section 7.3.

(b)                                 Return of Confidential Information. Within 30 days following any expiration or termination of this Agreement, each party shall return to the other party, at its own expense, all Confidential Information of the other party.

(c)                                  Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either party of any obligation or liability accruing prior to such expiration or termination, including any obligation to make payments hereunder, nor shall expiration or any termination of this Agreement preclude either party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, the parties’ rights and obligations under Sections 2.7, 5.4, 6.1, 6.2, 6.3, 6.4, 6.5, 6.6, 6.7(a), 7.3, 7.4, 8.2 and 8.3, and Articles 1, 3 (for payments owed to SCMM hereunder) and 9, of this Agreement shall survive expiration or any termination of this Agreement.

7.4                               Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such party. If a case is commenced during the Term by or against a party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other party copies of all information necessary for such other party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other party’s written request therefor. All rights, powers and remedies of the non-bankrupt party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a party under the Bankruptcy Laws.

8.                                      REPRESENTATIONS AND WARRANTIES; LIMITATION OF LIABILITY

8.1                               Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it; (d) it shall ensure that all of its employees or contractors acting on its behalf pursuant to this Agreement are and will abide by and comply with this Agreement, including all obligations of confidentiality and non-use consistent with those set forth in this Agreement and each party shall be responsible for any breach of such obligation on the part of any of its employees or contractors; and (e) it is not debarred under any U.S. or foreign government health care programs or the United States Federal Food, Drug and Cosmetic Act or comparable applicable law or regulation in any other country or jurisdiction and it does not, and will not during the Term, employ or use the services of any person or entity who is debarred, in connection with the development, manufacture or commercialization of CombiMatrix Testing Services or SCMM Testing Services, as applicable. In the event that either party becomes aware of the debarment or threatened debarment of any person or entity providing services to such party, including the party itself and its Affiliates, which directly or indirectly relate to activities under this Agreement, the other party shall be immediately notified in writing. Additionally, CombiMatrix represents and warrants that neither CombiMatrix nor any Affiliate of CombiMatrix (i) has received written notice from any Third Party claiming that the manufacture, use, sale, offer for sale or import of the CombiMatrix Testing Services, or use of any CombiMatrix Trademark, infringes or would infringe the Intellectual Property of any Third Party; (ii) is a party to any legal action, suit or proceeding relating to the CombiMatrix Testing Services or CombiMatrix Trademarks; or (iii) has received any written communication from any Third Party threatening any action, suit or proceeding relating to the CombiMatrix Testing Services or CombiMatrix Trademarks.

8.2                               Disclaimer. Except as expressly set forth in this Agreement, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

8.3                               Limitation of Liability. EXCEPT FOR PAYMENTS UNDER SECTION 3 OR LIABILITY FOR BREACH OF SECTION 6, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER. Except for SCMM’s indemnity obligations under Section 9.13(c) of this Agreement and notwithstanding anything else to the contrary set forth herein, SCMM’s and its Affiliates’ total liability to CombiMatrix under or in connection with this Agreement shall not exceed an amount equal to the total fees paid by CombiMatrix under Article 3 hereof up to the date of SCMM and/or its Affiliate(s) incurring such liability.

9.                                      GENERAL PROVISIONS

9.1                               Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding its conflicts of laws principles.

9.2                               Dispute Resolution.

(a)                                 Claims. Except for Excluded Claims, and subject to Section 9.2(c) below, any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement that is not resolved under Section 9.2(a) within the required 30-day period, including, without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (“Claim”), shall be resolved by final and binding arbitration administered by JAMS (the “Administrator”) in accordance with its then-effective Comprehensive Arbitration Rules and Procedures (the “Rules”), except to the extent any such Rule conflicts with the express provisions of this Section 9.2. The arbitration shall be conducted by one neutral arbitrator selected in accordance with the Rules. The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in San Diego, California, USA.

(b)                                 Arbitrators’ Award. The arbitrator’s award shall include a written statement describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall, in rendering his or her decision, apply the substantive laws of the State of California, USA, without giving effect to its conflicts of laws principles, and without giving effect to any rules or laws relating to arbitration. The arbitrator’s authority to award special, incidental, consequential or punitive damages shall be subject to the limitation set forth in Section 8.3. The award rendered by the arbitrator shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. However, the parties agree that the JAMS Optional Arbitration Appeal Procedures shall apply to the arbitration, at the request by either party in accordance with such Appeal Procedures. If a party appeals the award rendered by the arbitrator, the award issued by the Appeal Panel (as defined in such Appeal Procedures) shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(c)                                  Costs. Each party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, the arbitrator shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the arbitrator.

(d)                                 Court Actions. Nothing contained in this Agreement shall deny either party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the parties or any ongoing arbitration proceeding. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes pertaining to the validity, construction, scope, enforceability, infringement or other violations of intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 9.2(b).

9.3                               Entire Agreement; Modification. This Agreement (including the Exhibits hereto) is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

9.4                               Relationship between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

9.5                               Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

9.6                               Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent: (a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise; or (b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein will be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

9.7                               No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

9.8                               Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, then such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

9.9                               Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three (3) days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

If to CombiMatrix, notices must be addressed to:

CombiMatrix Diagnostics, Inc.

300 Goddard, Suite 100

Irvine, California 92618

Attention: President and CEO)

Telephone: (949) 226-9630

If to SCMM, notices must be addressed to:

SCMM, Inc.

3595 John Hopkins Court

San Diego, California 92121

Attention: Senior Vice President and General Counsel

Telephone: (858) 202-9400

9.10                        Force Majeure. Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control, including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

9.11                        Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter. Unless otherwise specified, references in this Agreement to any section shall include all subsections and paragraphs in such Section and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

9.12                        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument. This Agreement may be executed by facsimile or PDF signatures, which signatures shall have the same force and effect as original signatures.

9.13                        Insurance, Indemnification and Notice.

(a)                                 Proof of Insurance. Each party shall procure and maintain, at its expense, during the Term of this Agreement, at least the following insurance covering activities performed by it under this Agreement and contractual obligations undertaken by it in this Agreement:

COVERAGE	LIMITS

(a) Workmen’s Compensation	Statutory
(b) Employer’s Liability	$500,000 each occurrence
(c) Public Liability (bodily injury)	$1,000,000 combined single limit
(d) Public Liability (property damage)	$1,000,000 combined single limit

Upon request, each party agrees to furnish the other party with insurance certificates, showing such party’s compliance with this Section 9.13. Such certificates shall contain a statement that the insurance carrier will not cancel or modify such insurance without giving the other party at least thirty (30) day’s prior written notice. Each party shall be named as an additional insured party under such policies. However, failure of either party to have insurance coverage, inability to obtain insurance coverage, or any inadequacy of insurance coverage of either party shall not relieve or decrease such party’s liabilities under this Agreement.

(b)                                 Indemnification by SCMM. SCMM hereby agrees to indemnify and hold CombiMatrix harmless from and against any and all liability, losses, damages, claims or causes of action, and expenses connected therewith, including, but not limited to, reasonable attorney’s fees, caused directly or indirectly by or as a result of any negligent or intentional act, error or omission by SCMM, its employees, agents, servants or representatives in the performance of SCMM’s duties and responsibilities hereunder.

(c)                                  Indemnification by CombiMatrix. CombiMatrix agrees to indemnify and hold SCMM harmless from and against any and all liability, losses, damages, claims or causes of action, and expenses connected therewith, including, but not limited to, reasonable attorney’s fees, caused directly or indirectly, by or as a result of any negligent or intentional act, error or omission by CombiMatrix, its employees, agents, servants or representatives with respect to its duties and responsibilities hereunder.

(d)                                 Notice. The party seeking indemnification shall promptly notify the other party of any claim asserted against it for which such indemnification is sought, and shall promptly deliver to the Party from whom indemnification is sought a true copy of any such claim including, but not limited to, a true copy of any summons or other process, pleading or notice issued in any lawsuit or other proceeding to assert or enforce such claim. Where acceptance of its obligation to indemnify is deemed proper by the indemnifying party, said party reserves the right to control the investigation, trial and defense of such lawsuit or action (including all negotiations to effect settlement) and any appeal arising therefrom and to employ or engage attorneys of its own choice. The party seeking indemnification may, at its own cost, participate in such investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The party seeking indemnification, its employees, agents, servants and representatives shall provide full cooperation to the indemnifying Party upon the indemnifying party’s request for such cooperation at all times during the pendency of the claim or lawsuit, including, without limitation, providing it with all available information concerning the claim; provided, however, the indemnifying party shall reimburse the indemnified Party any reasonable expenses it incurs as the result of such cooperation.

IN WITNESS WHEREOF, the duly authorized representatives of the parties have executed this Agreement as of the Effective Date.

SEQUENOM CENTER FOR MOLECULAR MEDICINE, LLC.		COMBIMATRIX DIAGNOSTICS, INC.

By:	/s/ William Welch	By:	/s/ Mark McDonough

Name: William Welch		Name: Mark McDonough

Title: President		Title: President and CEO